UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 23, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

A.	Extension of Subordinated Notes

On April 23, 2008, Computer Software Innovations, Inc. (the “Company”) and each of the holders of certain subordinated promissory notes (the “Subordinated Notes”) entered into a letter agreement (the “Extension”). Pursuant to the Extension:

(1) The maturity date of each of the Subordinated Notes was extended from May 10, 2006 until March 31, 2009 (the “New Maturity Date”);

(2) Each noteholder waived existing and past payment defaults;

(3) Despite the Subordinated Notes no longer being in default, they will continue to bear interest at the default rate of 15% until the New Maturity Date; and

(4) The Company made principal payments totaling $300,000, paid pro-rata among the noteholders.

The Subordinated Notes were issued by the Company on February 11, 2005 in the original aggregate amount of $3,750,400, as a part of the Company’s reverse merger and recapitalization transaction. A Subordinated Note for $1,875,200 was issued to Barron Partners LP (“Barron”) in exchange for cash, and individual Subordinated Notes in the amount of $375,040 each were issued to the five former shareholders of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation, in lieu of cash consideration payable to them in the recapitalization. As of the date of the Extension, the aggregate principal remaining owing on all of the Subordinated Notes was $2,250,400, or $1,125,200 in the case of Barron and $225,040 each in the case of the individual holders. The individual holders include: Nancy K. Hedrick, President and Chief Executive Officer; Beverly N. Hawkins, Senior Vice President of Product Development and Secretary; Thomas P. Clinton, Senior Vice President of Strategic Relationships; William J. Buchanan, Senior Vice President of Delivery and Support; and Joe G. Black, our former interim Chief Financial Officer. Barron is the holder of 6,859,736 shares of our convertible preferred stock and related warrants for the purchase of 6,163,936 shares of our common stock. All of the individual noteholders hold 505,381 shares, or approximately 10.8%, of our common stock, which they received in the February 2005 recapitalization transaction.

The Subordinated Notes are unsecured and are subordinated to the Company’s senior debt, including its revolving credit and term debt with its bank lender.

The Subordinated Notes were originally due and payable in full on May 9, 2006. However, at such time, management believed that cash flow from operations and remaining availability under the Company’s revolving credit facility with RBC Centura Bank (the “Bank”) following such a drawdown would not be sufficient to fund ongoing working capital needs. Also, it was anticipated that such a refunding of the Subordinated Notes with bank debt would have caused us to fail to comply with the equity-related covenants with the Bank, given that the Subordinated Notes are treated as equity for such ratios. Accordingly, after consultation with the Bank and the holders of the Subordinated Notes, the Company determined that it was not in the best interests of all stakeholders to pay the notes at maturity, and the Subordinated Notes have remained due and payable. Following the original maturity date, the Company paid a default interest rate of 15%, both on the principal balance and any interest not paid quarterly. Also, in the first and second quarters of 2007, the Company took the precautionary measure of deferring the payment of interest in order to preserve working capital. At year end December 31, 2007 and on the date of the extension, no interest was in arrears.

Although the noteholders have cooperated with us, the Company believed it would be preferable to obtain a formal extension of the Subordinated Notes in order to remove the default status. The noteholders granted such an extension and a waiver of all relevant defaults in exchange for the principal paydown.

Pursuant to its terms, the Extension became effective on April 25, 2008, upon the Company making the agreed upon principal payments.

A copy of the Extension is filed as Exhibit 10.01.

B.	Waiver Agreement with RBC Centura Bank

In conjunction with the Company entering into the extension with respect to the Subordinated Notes, it also entered into a waiver agreement (the “Waiver”) with the Bank dated April 23, 2008 and executed April 24, 2008. The Bank had previously granted waivers with respect to cross-default and other provisions which may have been triggered by the payment default under the Subordinated Notes. The terms of the revolving credit facility with the Bank restrict payments on the Subordinated Notes, and require the Company to obtain the Bank’s written consent prior to amending any of the terms of the Subordinated Notes. Accordingly, pursuant to the Waiver, the Bank agreed to the terms of the Extension and granted waivers of any defaults relating thereto.

A copy of the Waiver is filed as Exhibit 10.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in Item 1.01 are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company is furnishing as Exhibit 99.1 a press release dated April 28, 2008 in which the Company disclosed increasing its market share among South Carolina school districts to 91%. Such exhibit is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed or furnished, as applicable, as part of this report:

Exhibit Number	Description
10.01	Agreement for the Extension of Subordinated Notes and Waiver between the Company and Barron Partners LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black dated April 23, 2008.

10.02	Waiver Agreement regarding Payment on Subordinated Notes between the Company and RBC Centura Bank dated April 23, 2008.

99.1	Press Release dated April 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: April 29, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.01	Agreement for the Extension of Subordinated Notes and Waiver between the Company and Barron Partners LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black dated April 23, 2008.

10.02	Waiver Agreement regarding Payment on Subordinated Notes between the Company and RBC Centura Bank dated April 23, 2008.

99.1	Press Release dated April 28, 2008.